EXHIBIT 99

The Wireless Xcessories Group Reports Second Quarter 2007 Results

Revenue Increases 3.8% to $6,080,000

HUNTINGDON VALLEY, Pa., August 9, 2007 (PRIMEZONE) -- The Wireless Xcessories Group, Inc. (AMEX:XWG), a nationwide manufacturer and distributor of electronic and cellular accessories and creator of private labeled websites for affiliates, announced today second quarter results for the period ended June 30, 2007.

The Company reported second quarter revenue of $6,080,000, an increase of 3.8% compared to $5,857,000 for the same period in fiscal 2006.

2007 second quarter pre-tax net income was $320,000, compared to $464,000 in the second quarter of 2006.

The Company had after tax net income of $185,000, or $0.04 per basic and diluted share, which was a decrease of approximately 52.0% compared to $386,000 or $0.09 and $0.08 respectively, per basic and diluted share in the same period for 2006.

The Company ended the second quarter of 2007 with working capital of $6.9 million, and a current ratio of more than 8.3 to 1.00, compared to $6.2 million and a current ratio of 7.6 to 1.00 at the end of fiscal Year 2006. The Company has no debt, and total equity has grown to $7.5 million.

Ronald Badke, CFO, said, “The drop off in comparative net income was principally due to a drop in gross profit percentage related to sales product mix changes and markdowns, added marketing and sales development costs, an unrealized loss on our investment in a foreign distributor and an increase in our income tax rate from 17% to 42%”.

Steven Rade, CEO, said “We are making a concerted effort to grow sales in the 3rd& 4th quarters with the following initiatives:

1) Addition of 500 new items to our product lines with emphasis on PDA & Smart phone accessories.

2) Design of a product line focused on penetrating the mass retail market.

3) Latin America sales initiative involving the establishment of a new division within the Company focused on sales to Spanish speaking dealers in states bordering Mexico and throughout Latin American.”

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 3,000 items that include rechargeable batteries, personal and vehicle hands free kits, in-car and travel chargers, as well as a variety of carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, GetAccessories.net, for its dealers.

“Safe Harbor” Statement -- Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the company.

Copies of these filings may be obtained by contacting the company or the SEC. This press release and statements are current as of the date of the individual announcements and the company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Contact:
Wireless Xcessories Group
Dan Kenderdine
800-233-0013 ext. 1404